Exhibit 99.1


TROY FINANCIAL CORPORATION ANNOUNCES PLANS TO REPURCHASE STOCK

TROY, N.Y.--(BUSINESS WIRE)--Sept. 29, 1999--Troy Financial Corporation (NASDAQ:
TRYF) , Troy, New York, announced today that it has received all required regulatory approvals for the repurchase of up to 9% of its presently outstanding shares of common stock, or 1,092,511 shares. The repurchase of up to 4% of outstanding common stock, or 485,560 shares, will be made only if the repurchased stock is used for reissuance under a Management Recognition Plan, which is being submitted to company shareholders for approval at a special meeting being held on October 1, 1999. Troy Financial Corporation has 12,139,021 shares of common stock outstanding, all of which were issued on March 31, 1999, as part of the conversion of The Troy Savings Bank from mutual to the stock form of organization.

The shares will be acquired from time-to-time in open market transactions. The timing, volume and price of purchases will be at the discretion of management and the Troy Financial Corporation board, and will also be contingent upon overall financial and market conditions, however, regulatory approval requires that the repurchases be completed prior to March 31, 2000. Any repurchases made for use under the Management Recognition Plan are expected to be handled by the trustee for the trust to be associated with the Management Recognition Plan using funds supplied by Troy Financial Corporation.

"We believe that our stock is an excellent value at current price levels," said Daniel J. Hogarty, Jr., Chairman of the Board, President and Chief Executive Officer of the company. "We are committed to increasing the value of the stock for Troy Financial Corporation shareholders and, in our opinion, this is one of the best uses of the company's capital at the present time. The board views the decision to implement a stock buy-back as part of a long term strategy. While repurchasing stock at a price we find very attractive, we are also working to leverage our capital through the expansion of our business franchise," remarked Mr. Hogarty. "In addition, the Management Recognition Plan will allow the company to provide a benefit to directors and senior officers which will further align their interests with the interests of the rest of the company's shareholders."

Troy Financial Corporation is a financial services holding company headquartered in Troy, New York, and owns The Troy Savings Bank, which converted from a New


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York-chartered  mutual savings bank to stock form on March 31, 1999.  Founded in
1823, The Troy Savings Bank offers a complete range of financial services, including banking, trust, municipal finance, insurance and investment services. The bank operates from 14 branches in Albany, Rensselear, Saratoga, Schenectady, Warren and Washington Counties in New York.